Exhibit 99.1

For Immediate Release:

Contact:

Peerless Systems Corporation

Timothy E. Brog

Chief Executive Officer

203-350-0045

Peerless Systems Corporation Announces End of “Go Shop” Period

Stamford, Connecticut February 11, 2015 — Peerless Systems Corporation (Nasdaq: PRLS) (“Peerless” or the “Company”) today announced the expiration of the “go-shop” period pursuant to the terms of the previously announced definitive merger agreement providing for the acquisition of Peerless for $7.00 per share net in cash by Mobius Acquisition, LLC (“Mobius”).

Expiration of the “Go-Shop” Period

As previously announced, Peerless entered into a definitive merger agreement on December 22, 2014 to be acquired by Mobius for $7.00 per share in cash, pursuant to an all cash tender offer and second step merger.

Under the terms of the definitive merger agreement, Peerless was permitted to solicit alternative acquisition proposals from third parties during a “go-shop” period that ended at 11:59 p.m. on February 10, 2015 (the “’go-shop’ period”). During the “go-shop” period, 293 parties were contacted. Of the 293 parties contacted during the "go shop" period, 53 were strategic buyers and 240 were financial sponsors. During the "go shop" period, Peerless entered into non-disclosure agreements with five parties (all financial sponsors). Each party contacted either notified Peerless that it would not be interested in pursuing a transaction with Peerless or did not respond. Every party that entered into a non-disclosure agreement with Peerless expressly informed Peerless that it would not submit an alternative acquisition proposal.

Starting at 12:00 a.m. (New York City time) on February 11, 2015, Peerless became subject to customary “no shop” provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary “fiduciary out” provisions.

Background on the Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. As previously announced, Mobius Acquisition Merger Sub, Inc. ("Acquisition Sub"), a wholly owned subsidiary of Mobius, commenced a tender offer on January 13, 2015 for all of the outstanding shares of common stock of Peerless at a price of $7.00 per share in cash, without interest and less applicable withholding taxes thereon. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated January 13, 2015 (each as amended and supplemented), and the previously announced definitive merger agreement. Subject to the terms and conditions of the definitive merger agreement, following consummation of the tender offer, Acquisition Sub will be merged with and into Peerless, as a result of which Peerless will become a wholly owned subsidiary of Mobius. The tender offer is scheduled to expire at 11:59 p.m. (New York City time) today, February 11, 2015, unless the tender offer is extended in accordance with the definitive merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to customary terms and conditions, including the tender by Peerless stockholders of a number of shares of Peerless common stock which represents at least a majority of the outstanding shares of Peerless common stock on a fully diluted basis.

Peerless' board of directors unanimously recommends that stockholders accept the tender offer and tender their shares.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Factors that could cause actual results to differ materially from those described in this press release include, among others: uncertainties as to the ability to successfully complete the acquisition in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the acquisition may not be satisfied or waived, including the tender of at least a majority of the outstanding shares of Peerless common stock on a fully diluted basis; general economic and business conditions; and other factors. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on April 30, 2014, as well as risks discussed in Deer Valley’s Annual Report on Form 10-K filed with the SEC on March 20, 2014. The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.